UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

DGB Investment, Inc.

Douglas Bergeron Qualified Personal Residence Trust

Bergeron Nieces and Nephews Trust

DOUGLAS G. BERGERON

Anna Brockway

Kristine E. Miller

Stephen Oblak

Stefanie Tsen Ward

Jennifer m. harrison

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DGB Investment, Inc. (“DGB Investment”), Douglas G. Bergeron and the other participants named herein (collectively, “DGB”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Ethan Allen Interiors Inc., a Delaware corporation.

Item 1: On October 29, 2026, DGB issued the following press release:

Doug Bergeron Exposes Undisclosed Court Sanctions Against Disgraced Ethan Allen Director Cynthia Ekberg Tsai

Ms. Tsai Was Sanctioned by a Court for Destroying Evidence and Found Liable for Contempt in Fraud Litigation, Removed as a Director and Terminated “For Cause” as CEO of Viropro Following Allegations of Self-Dealing and Misusing Company Funds

Ethan Allen Never Disclosed This Record to Shareholders, Yet Made Ms. Tsai Chair of Board Committees that Oversee Financial Controls and Corporate Governance

Mr. Bergeron Urges Shareholders to Vote the WHITE Proxy Card “FOR” All Five Director Nominees Ahead of the November 4 Annual Meeting

PARK CITY, Utah--(BUSINESS WIRE)--Doug Bergeron, a significant shareholder of Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) with beneficial ownership, collectively with his affiliates and associates, of approximately 5.2% of Ethan Allen’s outstanding common stock, today highlighted the undisclosed record of incumbent director Cynthia Ekberg Tsai, who is seeking re-election to Ethan Allen’s Board of Directors (the “Board”) at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) on November 4, 2026.

All three leading independent proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”), Glass, Lewis & Co. (“Glass Lewis”) and Egan-Jones Proxy Services (“Egan-Jones”), have unanimously recommended removing Chairman and CEO Farooq Kathwari and Lead Independent Director David Sable. Glass Lewis and Egan-Jones have gone further, recommending that shareholders vote “FOR” all five of Mr. Bergeron’s nominees and withhold votes from the entire incumbent Board. If shareholders replace only Mr. Kathwari and Mr. Sable, however, Cynthia Ekberg Tsai and the other incumbent directors would retain majority control. Ms. Tsai's record includes the following:

•	Alleged misconduct. In 2013, while serving as CEO of Viropro Inc. (“Viropro”), Ms. Tsai was sued over allegations that she abused her positions as CEO and director by diverting corporate resources to pay “extravagant personal expenses” and to benefit her affiliates, defrauded Viropro, and intentionally wasted corporate assets.[1] Viropro shareholders removed her as a director in 2014, and she was subsequently terminated as President and CEO “for cause.”

1 Summons and Verified Complaint, Dec. 4, 2013, https://iapps.courts.state.ny.us/fbem/DocumentDisplayServlet?documentId=qsJBVsl/QyqSosoE8E2O1A==&system=prod

•	Court sanctions. In 2015, the New York Supreme Court sanctioned Ms. Tsai, finding her “guilty of spoliation and civil contempt”[2] for destroying evidence in “contumacious disregard for her preservation duties,”[3] and stated that her “actions constituted gross negligence.”[4] The Court also ordered that “Viropro was entitled to an adverse inference as to fraud and breach of fiduciary duty (i.e., the jury will be instructed that it should assume that the emails destroyed by Cynthia Tsai would have been adverse to her in showing commission of fraud and breach of fiduciary duty) and an award of Viropro's attorneys' fees and costs related to this spoliation motion.”[5]
•	Failure to disclose. Yet after Ms. Tsai joined the Board in 2021, she was made Chair of the Audit Committee and entrusted with oversight of the Company’s financial reporting for four years. She now chairs the Corporate Governance, Nominations and Sustainability Committee, which oversees the Company’s critical CEO succession process. In a demonstration of disregard for transparency and the interests of its shareholders, the Company never disclosed her history of allegations and sanctions.

Mr. Bergeron commented, “Shareholders deserve to know the full records of those overseeing the Company. The Board placed someone sanctioned by a court for destroying evidence in charge of the Audit Committee and never told shareholders. Replacing a minority of the Board will not change the status quo. If only two directors are replaced, the Board would remain controlled by the same directors who made those decisions. Ms. Tsai and fellow incumbent directors also entrenched Mr. Kathwari through his employment agreement and, after 15 consecutive quarters of year-over-year sales declines, are forcing shareholders to vote without seeing the Company’s latest financial results.

“Replacing a Board majority is a significant move. But after years of underperformance and governance failures, the greater risk is leaving the same directors in charge. We have assembled a first-class slate of director nominees, identified an exceptionally qualified CEO candidate in Stefanie Tsen Ward, and developed a clear first 100-day plan. We are ready to execute and be held accountable, but we need a Board majority and a clear mandate from shareholders to deliver real change.”

Shareholders with questions on how to vote their shares may visit www.EthanAllenGrowth.com/How-To-Vote. If you have already sent a proxy card furnished by Company management or the Board, you may revoke it by signing, dating and returning the WHITE card or voting instruction form. The latest dated proxy is the only one that counts. Any proxy may be revoked at any time before the Annual Meeting by delivering a written notice of revocation or a later dated proxy, or by voting electronically at the meeting. Written notice may be sent to DGB Investment in care of Okapi at the address below, or to the Company's Corporate Secretary.

PROTECT YOUR INVESTMENT. RENEW AN AMERICAN ICON. VOTE FOR ALL FIVE DGB NOMINEES ON THE WHITE UNIVERSAL PROXY CARD TODAY

Additional materials related to Mr. Bergeron’s campaign, including video interviews with his five director candidates, may be found at www.EthanAllenGrowth.com. Shareholders are encouraged to follow the campaign’s LinkedIn and X pages to stay informed in real time.

2Current Report on Form 8-K filed with the SEC on September 14, 2015 (sec.gov/Archives/edgar/data/703901/000114420415054768/v420227_8k.htm)

3 Memorandum Opinion, Spring Hill Bioventures SDN BHD v. Ekberg Tsai, et al., No. 654157/2013 (Aug. 12, 2015), at 7, https://iapps.courts.state.ny.us/fbem/DocumentDisplayServlet?documentId=z0u/xfg3R5INyJ0LwinUQg==&system=prod

4 Id. at 8.

5 Current Report on Form 8-K filed with the SEC on September 14, 2015 (sec.gov/Archives/edgar/data/703901/000114420415054768/v420227_8k.htm)

ADDITIONAL INFORMATION

DGB Investment, Inc. and Douglas G. Bergeron, together with the other participants in their solicitation (collectively, “DGB”), have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of DGB’s slate of highly qualified director candidates and the other proposals to be presented at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in DGB’s proxy solicitation. These materials and other materials filed by DGB with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by DGB with the SEC are also available, without charge, by directing a request to DGB’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 285-5990 or via email at info@okapipartners.com.

Contacts
Media Contact:
DGB@gasthalter.com

Investor Contact:
Bruce Goldfarb / Chuck Garske
Okapi Partners

1212 Avenue of the Americas, 17th Floor, New York, New York 10036
(877) 285-5990
info@okapipartners.com

Item 2: Also on October 29, 2026, DGB posted the following materials on LinkedIn and X.com:

Ethan Allen Growth
101 followers
now •

The foundation for Ethan Allen's turnaround is already in place. A strong balance sheet, enduring brand equity, untapped customization capabilities and a national store network.

Our nominees bring proven experience in brand revitalization, digital and omnichannel growth, and store operations. They have a plan to put the customer back at the center of the business, supported by a governance framework that holds management accountable for results.

Watch Chapter 4, A Compelling Value Creation Opportunity, below, and explore the full video series at https://lnkd.in/dvfjESmw.

Vote the WHITE universal proxy card FOR Doug Bergeron, Anna Brockway, Kris Miller, Steve Oblak and Stefanie Tsen Ward.

#EthanAllenGrowth #ETD

2:59
1x

A Compelling Value Creation Opportunity

Item 3: Also on October 29, 2026, DGB posted the following material to www.EthanAllenGrowth.com:

Item 4: On the evening of October 28, 2026, DGB sent an email in the form of the following to certain stockholders of the Company:

Subject: Why Ethan Allen Needs a New Board Majority

With the November 4 Annual Meeting fast approaching, I want to reiterate one critical point as clearly as I can: Replacing a minority of the Board, including Farooq Kathwari, will not change the status quo.

Farooq would remain at the helm and the Board would continue to be controlled by his loyalists. With only two seats at the table, we would not have the ability to deliver the change that Ethan Allen so desperately needs.

All three leading independent proxy advisory firms also agree that major change is necessary and unanimously recommend voting against Farooq and Lead Independent Director David Sable. Glass Lewis and Egan-Jones have gone further, recommending for all five of our nominees and against the entire incumbent Board.

Yet if shareholders vote only to replace Farooq and Mr. Sable, there will be no real change.

I recognize that replacing a Board majority is a significant decision. But after years of sustained underperformance, I believe the greater risk is leaving the same directors in charge.

We have identified Stefanie Tsen Ward as our interim CEO candidate and developed a detailed and disciplined first 100-day plan. We are ready to execute and be held accountable for results, but we need a Board majority and the mandate of shareholders to deliver real change.

I would welcome the opportunity for you to speak with my fellow nominees before casting your vote. Might you have 20 minutes available this week for a final conversation?

I hope we can count on your support for all five of our nominees on the WHITE universal proxy card. Give us the mandate to get this done.

Doug